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                                TIPPERARY CORPORATION

                                     STATEMENT OF
                      RESOLUTION ESTABLISHING A SERIES OF SHARES

TO THE SECRETARY OF STATE
OF THE STATE OF TEXAS:

     Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

     FIRST:    The name of the corporation is Tipperary Corporation (the
"Corporation").

     SECOND: The Corporation, a corporation organized and existing under the laws of the State of Texas, HEREBY CERTIFIES

     1. that the following resolution was duly adopted on December 23, 1999, by the Board of Directors of the Corporation pursuant to the authority conferred upon the Board of Directors of the Corporation by the Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation") and by the Texas Business Corporation Act; and

     2. that the following resolution was duly adopted by all necessary action on the part of the Corporation:

          "RESOLVED, that, pursuant to the authority expressly vested in the Board of Directors of the Corporation by the provisions of the Articles of Incorporation, the Board of Directors of the Corporation hereby establishes a series of Cumulative Preferred Stock of the Corporation from the authorized but unissued Cumulative Preferred Stock, $1.00 par value, of the Corporation, to consist of six million three hundred twenty-nine thousand one hundred fourteen (6,329,114) shares, and the Board of Directors of the Corporation hereby fixes the designation, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such Series of Cumulative Preferred Stock (in addition to the designation, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation which are applicable to the Cumulative Preferred Stock) as follows:

     1. Designation and Number. The distinctive designation of the series shall be the 1999 Series A Convertible Cumulative Preferred Stock (the "Series A Preferred Stock"); the number of shares of the Series A Preferred Stock which the Corporation is authorized to issue shall be six million three hundred twenty-nine thousand one hundred fourteen (6,329,114).

     2. Liquidation Value. Subject to the Articles of Incorporation, shares of the Series A Preferred Stock shall have a preference upon liquidation (whether voluntary or involuntary), dissolution or winding up of the Corporation of $1.58 per share.

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     3.   Dividends.  Subject to the Articles of Incorporation, holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, but only as the Board of Directors shall declare out of funds of the Corporation legally available therefor, semi-annual cash dividends or accrued dividends for less than a full semi-annual period at the annual rate of $.1225 per share. At the election of the Corporation, dividends may be payable in restricted Common Stock of the Corporation, the value shall be determined by the Corporation based upon the greater of per share book value as of the date the dividend is declared as set forth in the Corporation's most recent published financial statements or the average closing market price (the "Common Market Price") of the Common Stock of the Corporation on the principal national securities exchange on which the shares of Common Stock are listed or, if not available, in a national market system for securities in which the Common Stock is admitted to trading, or if not available, the average of the closing bid and asked prices of the Common Stock reported in the domestic over-the-counter market, all of which shall be determined for the 10 trading days preceding the date on which the dividend is declared. In the event there is no market for the Common Stock, the valuation shall be based upon book value per share as determined by a firm of independent public accountants of recognized standing selected by the Corporation.
Dividends on the outstanding shares of Series A Preferred Stock shall begin to accrue from the date of issuance, and shall be payable, if declared, for and at the end of each semi-annual period on June 30 and December 31 of each year (each of such dates shall be referred to herein as a "Dividend Payment Date") commencing June 30, 2000. Each such semi-annual period ended June 30 and December 31 shall be and correspond to a "dividend period," as such term is used in the Articles of Incorporation. Each such dividend shall be payable, if declared, to the holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than 30 calendar days and nor less than 10 calendar days preceding the Dividend Payment Dates therefor, as are determined by the Board of Directors. In any case where the date fixed for any dividend or other payment with respect to the Series A Preferred Stock shall not be a Business Day (as defined below), then such payments need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date fixed therefor, without interest. The term "Business Day" shall mean any day except a Saturday, a Sunday or a day on which banking institutions are authorized or required by law to close in the State of Texas or the State of Colorado.

     4.   Redemption and Conversion.

     (a) Subject to and as provided in the Articles of Incorporation: (1) the Corporation may require the redemption of the Series A Preferred Stock, as follows, at any time and from time to time, in whole or in part, on or after the date which is five years from the issuance of the Series A Preferred Stock, for a redemption price equal to the liquidation value of $1.58 per share plus accrued but unpaid dividends through the date of redemption; and (2) the Corporation shall, subject to the terms and conditions of the Corporation's then existing debt obligations, redeem all of the outstanding shares of Series A Preferred Stock on the date which is 10 years from the issuance of the Series A Preferred Stock or the Business Day following such date if it does not fall on a Business Day, for a redemption price equal to the liquidation value of $1.58 per share plus accrued but unpaid dividends through the date of redemption.

     (b) The Corporation shall mail or deliver written notice of redemption, pursuant to Section 4(a) above, to each holder of record of Series A Preferred Stock to be redeemed as the holders appear on the stock books of the Corporation at the close of business on a date not less than 60 calendar days prior to the date fixed for redemption, as determined by the Board of Directors. Such notice of redemption, if mailed,

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shall be sent by first class mail to the holder's address shown on the stock books of the Corporation, and such notice shall be deemed given and shall be binding on the holder upon receipt by the holder; provided, however, that the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for such redemption, except as to any holder to whom the Corporation failed to give proper notice or whose notice was defective. Each such notice shall specify (i) the number of shares to be redeemed from such holder, (ii) the certificate numbers for the shares being redeemed and the number of shares represented by each such certificate,
(iii) the date fixed for redemption, (iv) the redemption price per share of Series A Preferred Stock, (v) the places and times at which certificates may be surrendered and payment may be obtained and (vii) that dividends on the shares to be redeemed shall be payable as provided in Section 3 and that no dividends shall be payable thereafter. Following receipt of certificates for the shares of Series A Preferred Stock duly endorsed for transfer to the Corporation, the Corporation promptly shall pay the required amounts of cash, except as such payment or delivery may be delayed or restricted as required by law.

     (c) In the event that fewer than all of the outstanding shares of the Series A Preferred Stock are to be redeemed pursuant to Section 4(a), the number of shares to be redeemed shall be determined by lot, pro rata (subject to rounding to avoid fractional shares) or by any other method as may be determined by the Board of Directors to be equitable; provided, however, that the Board of Directors may, in selecting shares of Series A Preferred Stock to be redeemed, choose to redeem all shares of Series A Preferred Stock held by holders of a number of such shares not to exceed 10, including all shares held by holders who, after giving effect to the redemption, would hold fewer than 10 shares of Series A Preferred Stock, as may be specified by the Board of Directors.

     (d) At any time after the issuance of the Series A Preferred Stock and before redemption, the holders of the Series A Preferred Stock may, at their option, convert all or any part of their Series A Preferred Stock and accumulated but unpaid dividends into the Common Stock of the Corporation; provided, however, that any notice of the exercise of such conversion rights by a record holder must be with respect to at least 100,000 shares, or the total number of shares registered in such holder's name, of the Series A Preferred Stock. To exercise conversion rights, the shareholder must deliver to the Secretary of the Corporation a written notice (i) clearly stating the shareholder's intent to convert all or a portion of the shareholder's Series A Preferred Stock into Common Stock, (ii) specifying the number of shares of the Series A Preferred Stock which are being converted, and (iii) stating the certificate numbers for the shares being converted and the number of shares represented by each such certificate. The notice must be accompanied by the certificates for the shares to be converted, duly endorsed for transfer to the Corporation. The Conversion Price with respect to the Series A Preferred Stock shall be $1.58 per share of Common Stock (the "Share Conversion Price"). The Conversion Price with respect to the accumulated but unpaid dividends of the Series A Preferred Stock (the "Dividend Conversion Price") shall be, as of the effective date of conversion, the greater of the per share book value as set forth in the Corporation's most recent published financial statements or the Common Market Price. The number of common shares to be issued upon any such conversion shall be the sum of (i) the number of shares of the Series A Preferred Stock to be converted multiplied by $1.58 and divided by the Share Conversion Price and (ii) the accumulated but unpaid dividends divided by the Dividend Conversion Price. If, at any time following the adoption of this Statement, the Corporation subdivides its outstanding shares of Common Stock or makes a distribution of Common Stock to the holders of the Corporation's outstanding Common Stock such that immediately thereafter a greater number of shares of Common Stock is outstanding, then the amount of Share Conversion

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Price shall be proportionately decreased.  Conversely, if the Corporation should combine the outstanding shares of Common Stock into a smaller number of shares, the amount of Share Conversion Price shall be proportionately increased. The Corporation will not issue fractional shares of the Common Stock, but rather, the number of common shares computed shall be rounded to the next higher or lower number of whole shares. All shares of Common Stock to be delivered pursuant to this Section 4(d) shall be delivered promptly except as such delivery may be delayed or restricted as required by law.

     (e) From and after the effective date of conversion (i) no further dividends shall accrue or be payable with respect to the shares of the Series A Preferred Stock to be converted, (ii) such shares of Series A Preferred Stock shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred Stock, and (iii) all rights of the holders thereof (except the right to receive the delivery of the Common Stock) shall cease with respect to such shares. The effective date of the conversion of the Series A Preferred Stock into Common Stock, pursuant to Section 4(d), shall be the date the Corporation receives the shareholder's substantially correct written notice of the shareholder's election to convert the Series A Preferred Stock or, if such date is not a Business Day, the next succeeding Business Day. The conversion of such shares of Series A Preferred Stock shall be deemed to be completed as of
such effective date.   From and after the effective date of conversion pursuant
to Section 4(d), the shareholders having rights to receive Common Stock pursuant thereto shall have all of the rights and privileges bestowed upon them as owners of such Common Stock. However, no such shareholder shall at any time have any rights as an owner of a fractional share of Common Stock.

     (f) If the Corporation shall consolidate with or merge into another corporation (other than a merger or consolidation in which the Corporation is the continuing corporation), each holder of the Series A Preferred Stock then outstanding shall have the right to convert his Series A Preferred Stock into the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation or merger by a holder of the number of shares of Common Stock of the Corporation into which such Series A Preferred Stock might have been converted immediately prior to such consolidation or merger.

     (g) Whenever the Share Conversion Price is adjusted as provided in Section 4(d) or the rights of the holders of the Series A Preferred Stock are adjusted under Section 4(f), then, in each such case, the Corporation shall notify the transfer agent for the Series A Preferred Stock and shall mail to the holders of the Series A Preferred Stock, of record not more than 15 days before the date of mailing, a notice in writing setting forth the adjusted Share Conversion Price or other adjustments thereafter effective under the provisions hereof, the method of calculating any such adjusted Share Conversion Price shown in reasonable detail, and the pertinent underlying facts. An affidavit of the transfer agent for the Series A Preferred Stock or of the Secretary of the Corporation that any such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

     (h) From and after any date fixed for redemption or effective date of conversion, shares of the Series A Preferred Stock redeemed or converted into Common Stock shall, upon compliance with any applicable provisions of law, be restored to the status of authorized but unissued shares of Cumulative Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

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     (i)  If fewer than all of the shares of Series A Preferred Stock represented by any certificate are redeemed or converted pursuant to Section 4(a) or 4(d), the Corporation will deliver to the holder (without cost to the holder) a new certificate for the Series A Preferred Stock (which shall contain such legends as were set forth on the surrendered certificate), representing any shares which were represented by the certificate that was delivered to the Corporation in connection with such conversion or redemption, but which were not redeemed or converted, as well as a certificate for the common shares to be delivered pursuant to Section 4(d). With respect to the issuance by the Corporation of certificates for such shares of Series A Preferred Stock or Common Stock, the Corporation will pay any and all stamp, transfer and other similar taxes that may be payable in respect of the issuance or delivery of such new certificate or certificates but shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of such new certificate or certificates in a name other than that in which such shares of Series A Preferred Stock were registered immediately prior to such redemption, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery shall have paid to the Corporation the amount of any and all such taxes or shall have established to the satisfaction of the Corporation that such taxes have been paid in full.

     5. No Other Rights. The shares of Series A Preferred Stock shall not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above and in the Articles of Incorporation or as otherwise required by applicable law.

     IN WITNESS WHEREOF, the Corporation has caused this Statement of Resolution Establishing the Series A Preferred Stock to be duly executed as of December 23, 1999.

                              TIPPERARY CORPORATION


                              By:  /s/ David L. Bradshaw
                                   -------------------------------------------
                                   David L. Bradshaw, President

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